EXHIBIT 107

Calculation of Filing Fee Tables

S-1
(Form Type)

GRIDIRON BIONUTRIENTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share, issuable upon conversion of our Series B Preferred Stock held by selling stockholders	2,694,514	$1.51	(2)	$4,068,716.14	$377.17

Common Stock, $0.001 par value per share, issuable upon conversion of our Series B-1 Preferred Stock held by selling stockholders	5,389,028	$1.51	(3)	$8,137,432.28	$754.34

Common Stock, $0.001 par value share held by selling stockholders	20,020,239	$1.51	(4)	$30,230,560.90	$2,802.37

Total:	28,103,781			$42,436,709.32	$3,933.88	(5)

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1 In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”).

2 Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Shares of the registrant’s common stock are eligible for trading on the over-the-counter market. The maximum price per share is based on the average of the high and low sale price of the registrant’s common stock ($1.51 per share), which remained consistent as both the high and the low sale price as reported on the over-the-counter market on January 18, 2022.

3 Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Shares of the registrant’s common stock are eligible for trading on the over-the-counter market. The maximum price per share is based on the average of the high and low sale price of the registrant’s common stock ($1.51 per share), which remained consistent as both the high and the low sale price as reported on the over-the-counter market on January 18, 2022.

4 Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. Shares of the registrant’s common stock are eligible for trading on the over-the-counter market. The maximum price per share is based on the average of the high and low sale price of the registrant’s common stock ($1.51 per share), which remained consistent as both the high and the low sale price as reported on the over-the-counter market on January 18, 2022.

5 To be paid in connection with the initial public filing of the registration statement.